Exhibit 99.1
Nordstrom Reports Second Quarter 2022 Earnings
•Total Company sales increase 12 percent
•Reports EPS of $0.77 and adjusted EPS of $0.811
•Updating fiscal year outlook to reflect revised plans for second half
SEATTLE – August 23, 2022 – Nordstrom, Inc. (NYSE: JWN) today reported second quarter net earnings of $126 million and earnings per diluted share (“EPS”) of $0.77 for the quarter ended July 30, 2022. Excluding costs associated with the wind-down of Trunk Club, the Company reported adjusted earnings per share of $0.81.1
For the second quarter, net sales increased 12.0 percent versus the same period in fiscal 2021, exceeding pre-pandemic sales levels, and gross merchandise value (“GMV”) increased 12.2 percent. Anniversary Sale timing, with one week shifting from the third quarter to the second quarter, had a positive impact of approximately 200 basis points on net sales compared with 2021. During the quarter, Nordstrom banner net sales increased 14.7 percent and GMV increased 14.9 percent. Net sales for Nordstrom Rack increased 6.3 percent.
“We delivered solid results in the second quarter, with topline growth, increased profitability and continued progress in our strategic initiatives,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “While our quarterly results were consistent with our previous outlook, customer traffic and demand decelerated significantly beginning in late June, predominantly at Nordstrom Rack. We are adjusting our plans and taking action to navigate this dynamic in the short term, including aligning inventory and expenses to recent trends, and we remain confident in our ability to deliver on our long-term strategic and financial goals.”
In the second quarter, men’s apparel had the strongest growth versus 2021, and shoes, women’s apparel and beauty also had double-digit growth, as customers updated their wardrobes and returned to occasions. Total Anniversary event sales increased 5 percent, including one day of the event that fell in the third quarter.
“We elevated the customer experience and increased engagement during this year’s Anniversary Sale, and we’re proud of our team’s execution and dedication to customers,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “As we look to the second half of the year, we are aggressively right-sizing our inventory while investing in supply chain and merchandising capabilities that will benefit us in 2023 and beyond.”
As previously announced on August 17, 2022, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on August 30, 2022, payable on September 14, 2022. During the second quarter, the Company repurchased 1.5 million shares of its common stock for $35 million under its $500 million share repurchase program, which was previously announced as authorized by the board of directors on May 18, 2022. A total capacity of $465 million remains available under this share repurchase authorization.
SECOND QUARTER 2022 SUMMARY
•Total Company net sales increased 12.0 percent and GMV increased 12.2 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale, with one day falling into the third quarter of 2022 versus roughly one week in 2021, had a positive impact on net sales of approximately 200 basis points compared with the second quarter of 2021.
•For the Nordstrom banner, net sales increased 14.7 percent, improving sequentially from the first quarter versus pre-pandemic sales levels, and GMV increased 14.9 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale had a positive impact on Nordstrom banner net sales of approximately 400 basis points compared with the second quarter of 2021.
•For the Nordstrom Rack banner, net sales increased 6.3 percent compared with the same period in fiscal 2021, improving sequentially from the first quarter versus pre-pandemic sales levels.
•Digital sales increased 6.3 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale had a positive impact on Company digital sales of approximately 400 basis points compared with the second quarter of 2021. Digital sales represented 38 percent of total sales during the quarter.
1Adjusted earnings per share is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Gross profit, as a percentage of net sales, of 35.2 percent increased 65 basis points compared with the same period in fiscal 2021 primarily due to leverage on buying and occupancy costs, partially offset by higher markdown rates.
•Ending inventory increased 9.9 percent compared with the same period in fiscal 2021, versus a 12.0 percent increase in sales.
•Selling, general and administrative expenses, as a percentage of net sales, of 32.8 percent decreased 15 basis points compared with the same period in fiscal 2021 primarily due to leverage on higher sales, partially offset by higher labor expense.
•Earnings before interest and tax (“EBIT”) was $202 million in the second quarter of 2022, compared with $151 million during the same period in fiscal 2021, primarily due to higher sales, partially offset by higher markdowns and higher labor expense. Adjusted EBIT of $210 million for the second quarter of 2022 excluded costs associated with the wind-down of Trunk Club.2
•Interest expense, net, of $34 million decreased from $40 million during the same period in fiscal 2021 as a result of the redemption of $500 million of unsecured notes in the second quarter of 2021.
•Income tax expense was $42 million, or 25.2 percent of pretax earnings, compared with $31 million, or 27.9 percent of pretax earnings, in the same period in fiscal 2021.
•The Company ended the second quarter with $1.3 billion in available liquidity, including $494 million in cash and the full $800 million available on its revolving line of credit. In May 2022, the Company entered into a new $800 million revolving credit agreement expiring in May 2027, replacing its previous revolving credit agreement that was scheduled to expire in September 2023.
STORES UPDATE
To date in fiscal 2022, the Company has opened one store:

City	Location	Square Footage (000s)	Timing of Opening
ASOS | Nordstrom
Los Angeles, CA	The Grove	30	May 20, 2022

The Company has also announced plans to open or relocate the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Phoenix, AZ	Desert Ridge Marketplace	23.5	Fall 2022
Riverside, CA	Canyon Springs Marketplace	30	Fall 2022
Birmingham, AL	The Summit (relocation from River Ridge)	27	Spring 2023
Los Angeles, CA	NOHO West	26	Spring 2023
Chattanooga, TN	The Terrace at Hamilton Place	24	Spring 2023
Wichita, KS	Bradley Fair	28	Spring 2023
2Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company had the following store counts as of quarter-end:

	July 30, 2022	July 31, 2021
Nordstrom
Nordstrom – U.S.	94	94
Nordstrom – Canada	6	6
Nordstrom Local service hubs	7	7
ASOS | Nordstrom	1	—
Nordstrom Rack
Nordstrom Rack – U.S.	240	240
Nordstrom Rack – Canada	7	7
Last Chance clearance stores	2	2
Total	357	356

Gross store square footage	27,555,000	27,569,000
FISCAL YEAR 2022 OUTLOOK3
The Company is updating its financial expectations for fiscal 2022 as follows:

	Prior Outlook	Current Outlook
Revenue growth, including retail sales and credit card revenues	6 to 8 percent	5 to 7 percent
EBIT margin, as percent of sales	5.8 to 6.2 percent	4.5 to 4.9 percent
Adjusted EBIT margin[3]	5.6 to 6.0 percent	4.3 to 4.7 percent
Income tax rate	Approximately 27 percent	Approximately 27 percent
EPS, excluding the impact of share repurchase activity, if any	$3.38 to $3.68	$2.45 to $2.75
Adjusted EPS, excluding the impact of share repurchase activity, if any[3]	$3.20 to $3.50	$2.30 to $2.60
Leverage ratio by year-end	Approximately 2.5 times	Below 2.9 times
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss second quarter 2022 financial results and fiscal 2022 outlook at 4:45 p.m. EDT today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13731473, until the close of business on August 30, 2022.

3Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and its Form 10-Q for the fiscal quarter ended April 30, 2022. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$3,991	$3,565	$7,458	$6,486
Credit card revenues, net	104	92	207	180
Total revenues	4,095	3,657	7,665	6,666
Cost of sales and related buying and occupancy costs	(2,586)	(2,332)	(4,917)	(4,351)
Selling, general and administrative expenses	(1,307)	(1,174)	(2,473)	(2,249)
Earnings before interest and income taxes	202	151	275	66
Interest expense, net	(34)	(40)	(69)	(177)
Earnings (loss) before income taxes	168	111	206	(111)
Income tax (expense) benefit	(42)	(31)	(60)	25
Net earnings (loss)	$126	$80	$146	$(86)

Earnings (loss) per share:
Basic	$0.78	$0.50	$0.91	$(0.54)
Diluted	$0.77	$0.49	$0.90	$(0.54)

Weighted-average shares outstanding:
Basic	160.6	159.0	160.3	158.7
Diluted	162.9	162.8	162.9	158.7

Percent of net sales:
Gross profit	35.2%	34.6%	34.1%	32.9%
Selling, general and administrative expenses	32.8%	32.9%	33.2%	34.7%
Earnings before interest and income taxes	5.1%	4.2%	3.7%	1.0%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$494	$322	$487
Accounts receivable, net	300	255	317
Merchandise inventories	2,399	2,289	2,182
Prepaid expenses and other	408	306	475
Total current assets	3,601	3,172	3,461

Land, property and equipment (net of accumulated depreciation of $7,943, $7,737 and $7,471)	3,443	3,562	3,573
Operating lease right-of-use assets	1,466	1,496	1,532
Goodwill	249	249	249
Other assets	403	390	415
Total assets	$9,162	$8,869	$9,230

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	1,747	1,529	1,961
Accrued salaries, wages and related benefits	302	383	487
Current portion of operating lease liabilities	253	242	238
Other current liabilities	1,254	1,160	1,170
Total current liabilities	3,556	3,314	3,856

Long-term debt, net	2,853	2,853	2,849
Non-current operating lease liabilities	1,526	1,556	1,619
Other liabilities	564	565	638

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 159.8, 159.4 and 158.9 shares issued and outstanding	3,314	3,283	3,245
Accumulated deficit	(2,601)	(2,652)	(2,916)
Accumulated other comprehensive loss	(50)	(50)	(61)
Total shareholders’ equity	663	581	268
Total liabilities and shareholders’ equity	$9,162	$8,869	$9,230

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	July 30, 2022	July 31, 2021
Operating Activities
Net earnings (loss)	$146	$(86)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expenses	301	321
Right-of-use asset amortization	93	90
Deferred income taxes, net	(31)	17
Stock-based compensation expense	39	45
Other, net	(41)	80
Change in operating assets and liabilities:
Accounts receivable	(17)	(72)
Merchandise inventories	(38)	(189)
Prepaid expenses and other assets	(99)	314
Accounts payable	133	(88)
Accrued salaries, wages and related benefits	(82)	137
Other current liabilities	97	123
Lease liabilities	(133)	(156)
Other liabilities	5	9
Net cash provided by operating activities	373	545

Investing Activities
Capital expenditures	(215)	(217)
Proceeds from the sale of assets and other, net	82	(13)
Net cash used in investing activities	(133)	(230)

Financing Activities
Proceeds from revolving line of credit	—	200
Payments on revolving line of credit	—	(200)
Proceeds from long-term borrowings	—	675
Principal payments on long-term borrowings	—	(1,100)
Increase in cash book overdrafts	36	6
Cash dividends paid	(60)	—
Payments for repurchase of common stock	(35)	—
Proceeds from issuances under stock compensation plans	9	7
Tax withholding on share-based awards	(14)	(13)
Make-whole premium payment and other, net	(4)	(86)
Net cash used in financing activities	(68)	(511)

Effect of exchange rate changes on cash and cash equivalents	—	2
Net increase (decrease) in cash and cash equivalents	172	(194)
Cash and cash equivalents at beginning of period	322	681
Cash and cash equivalents at end of period	$494	$487

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; dollars in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, Nordstrom Local, and ASOS | Nordstrom. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack-branded U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and six months ended July 30, 2022, compared with the quarter and six months ended July 31, 2021:

	Quarter Ended		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales:
Nordstrom	$2,771	$2,417	$5,060	$4,270
Nordstrom Rack	1,220	1,148	2,398	2,216
Total net sales	$3,991	$3,565	$7,458	$6,486

Net sales increase:
Nordstrom	14.7%	126.7%	18.5%	76.3%
Nordstrom Rack	6.3%	61.4%	8.2%	60.4%
Total Company	12.0%	100.5%	15.0%	70.5%

Digital sales as % of total net sales[1]	38%	40%	38%	42%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
Adjusted earnings before interest and income taxes (“EBIT”), adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted earnings (loss) per diluted share (“EPS”) are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is earnings (loss) per diluted share.
Adjusted EBIT, adjusted EBITDA and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, operating cash flows, earnings (loss) per share, earnings (loss) per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net earnings (loss) to adjusted EBIT and adjusted EBITDA:

	Quarter Ended		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net earnings (loss)	$126	$80	$146	$(86)
Add (Less): income tax expense (benefit)	42	31	60	(25)
Add: interest expense, net	34	40	69	177
Earnings before interest and income taxes	202	151	275	66

Add: Trunk Club wind-down costs	8	—	18	—
Less: gain on sale of interest in a corporate office building	—	—	(51)	—
Adjusted EBIT	210	151	242	66

Add: depreciation and amortization expenses	149	159	301	321
Less: amortization of developer reimbursements	(18)	(20)	(37)	(40)
Adjusted EBITDA	$341	$290	$506	$347
The following is a reconciliation of earnings (loss) per diluted share to adjusted EPS:

	Quarter Ended		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Earnings (loss) per diluted share[1]	$0.77	$0.49	$0.90	$(0.54)
Add: Trunk Club wind-down costs	0.05	—	0.11	—
Less: gain on sale of interest in a corporate office building	—	—	(0.31)	—
Add: debt refinancing charges included within interest expense, net	—	—	—	0.56
(Less) Add: income tax impact on adjustments[2]	(0.01)	—	0.05	(0.15)
Adjusted EPS	$0.81	$0.49	$0.75	$(0.13)
1 Due to the anti-dilutive effect resulting from the adjusted net loss, the impact of potentially dilutive shares on the adjusted per share amounts has been omitted from the calculation of weighted-average shares for earnings (loss) per share for the six months ended July 31, 2021.
2 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
FISCAL YEAR 2022 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2022 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include the expected full fiscal year 2022 impact associated with the Trunk Club wind-down costs recognized in the first half of 2022 and the gain on the sale of our interest in a corporate office building recognized in the first quarter of 2022.
The following is a reconciliation of net earnings as a percent of net sales to adjusted EBIT margin included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected net earnings as a % of net sales	2.6%	2.9%
Add: income tax expense	1.0%	1.1%
Add: interest expense, net	0.9%	0.9%
Expected earnings before interest and income taxes as a % of net sales	4.5%	4.9%

Add: Trunk Club wind-down costs	0.1%	0.1%
Less: gain on sale of interest in a corporate office building	(0.3%)	(0.3%)
Expected adjusted EBIT margin	4.3%	4.7%
The following is a reconciliation of earnings per diluted share to adjusted EPS included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected earnings per diluted share	$2.45	$2.75
Add: Trunk Club wind-down costs	0.11	0.11
Less: gain on sale of interest in a corporate office building	(0.31)	(0.31)
Add: income tax impact on adjustments	0.05	0.05
Expected adjusted EPS	$2.30	$2.60

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	July 30, 2022	July 31, 2021
Net earnings	$410	$1
Add (Less): income tax expense (benefit)	153	(72)
Add: interest expense	140	274
Earnings before interest and income tax expense	703	203

Add: operating lease interest[1]	84	92
Adjusted net operating profit	787	295

Less: estimated income tax expense[2]	(214)	(300)
Adjusted net operating profit (loss) after tax	$573	$(5)

Average total assets	$9,194	$9,489
Less: average non-current deferred property incentives in excess of operating lease right-of-use (ROU) assets[3]	(214)	(255)
Less: average non-interest bearing current liabilities	(3,396)	(3,267)
Average invested capital	$5,584	$5,967

Return on assets	4.5%	—%
Adjusted ROIC	10.3%	(0.1%)
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Estimated income tax expense is calculated by multiplying the adjusted net operating profit by the effective tax rate for the trailing twelve month periods ended July 30, 2022 and July 31, 2021. The effective tax rate is calculated by dividing income tax expense (benefit) by earnings (loss) before income taxes for the same trailing twelve month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and non-current amounts are used to reduce average total assets above, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit rating and borrowing costs. This metric is calculated in accordance with the updates in our new Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

July 30, 2022
Debt	$2,853
Add: operating lease liabilities	1,779
Adjusted debt	$4,632

Four Quarters Ended July 30, 2022
Net earnings	$410
Add: income tax expense	153
Add: interest expense, net	138
Adjusted earnings before interest and income taxes	701

Add: depreciation and amortization expenses	595
Add: operating lease cost[1]	272
Add: amortization of developer reimbursements[2]	75
Less: other Revolver covenant adjustments[3]	(22)
Adjusted EBITDAR	$1,621

Debt to Net Earnings	7.0
Adjusted debt to EBITDAR	2.9
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges and other gains and losses where relevant. For the four quarters ended July 30, 2022, other Revolver covenant adjustments primarily included a gain on sale of the Company’s interest in a corporate office building, partially offset by costs associated with the wind-down of Trunk Club.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	July 30, 2022	July 31, 2021
Net cash provided by operating activities	$373	$545
Less: capital expenditures	(215)	(217)
Add: change in cash book overdrafts	36	6
Free Cash Flow	$194	$334

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com